SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
                The Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported):  July 20, 1994

________________________Advanta Corp.____________________________
      (Exact name of registrant as specified in its charter)




_______Delaware__________  _____0-14120________  ______23-1462070__
(State or other jurisdic-  (Commission File      (IRS Employer Identi-
 tion of incorporation)     Number)               fication No.)



Brandywine Corporate Center, 650 Naamans Road, Claymont, Delaware
             (Address of principal executive offices)

                               19703
                            (Zip Code)



Registrant's telephone number, including area code:  (302) 791-4400

Item 5. Other Events.

     On July 20, 1994 Advanta Corp. announced record quarterly earnings for the second quarter 1994 with net income of $25.8 million and earnings per share of $.63, increases of 39% and 37%, respectively, over the $18.5 million and $.46 per share (before extraordinary item) results for the second quarter 1993. Earnings for the first quarter 1994 totalled $24.9 million or $.61 per share. From June 1993, the Company's portfolio of managed receivables increased by $1.8 billion or 44% to $5.9 billion at June 30, 1994. Earnings per share for all periods reflect the October 15, 1993 three-for-two stock split.

During the quarter, the Company sold $150 million of credit card relationships. The gain on the transaction was fully offset by an increase in marketing and developmental expenditures and an increase in the general loan loss reserves.

Highlights for the second quarter include the following items:

     Managed credit card receivables at June 30 of $4.5 billion posted a 55% increase over the $2.9 billion level last June.

     The managed credit card 30+ day delinquency rate fell to 2.0%, from 2.9% in the second quarter last year.

     The charge-off rate on managed credit cards dropped to 2.7%, compared to 4.0% a year ago.

     The Company added over 344,000 new credit card accounts during the quarter compared to 249,000 in the second quarter of 1993.

     The managed net interest margin for the quarter fell to 6.95% from 7.38% in the first quarter, and 7.72% in the comparable period of 1993 due to introductory pricing on credit cards and a lag in the repricing from the multiple changes in the prime rate during the quarter.


Item 7.   Financial Statements and Exhibits

(c)  Exhibits.

     The following exhibits are filed as part of this Report on Form 8-K:

     27   Financial Data Schedules.

     99   Selected summary financial data.



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
                            SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   Advanta Corp.


Date:  July 20, 1994             By:  /s/ Gene S. Schneyer
                                      Gene S. Schneyer, Vice
                                      President and Secretary

                           EXHIBIT INDEX


Exhibit No.                             Description

     27                                 Financial Data Schedules.

     99                                 Selected summary
                                        financial data.

                     ADVANTA AND SUBSIDIARIES
                       FINANCIAL HIGHLIGHTS
            (Dollars in millions except per share data)

                                 Three Months Ended           % Change
                                       June 30,              1994 versus
                                 1994          1993             1993
OPERATING RESULTS

Net Revenues(1)                 $ 97.7        $ 77.0              27%

Provision for Losses            $ 15.4        $  6.4             143%

Operating Expenses              $ 60.0        $ 41.7              44%

Net Income
  Before Extraordinary Item     $ 25.8        $ 18.5              39%
  After Extraordinary Item      $ 25.8        $ 17.2              50%

Earnings Per Common Share(2)
  Before Extraordinary Item     $  .63        $  .46              37%
  After Extraordinary Item      $  .63        $  .43              47%

       Average Shares             41.2          40.3               2%

Return on Equity                 27.23%        24.09%             13%

Managed Net Interest Margin       6.95%         7.72%            (10%)

                                  Six Months Ended           % Change
                                      June 30,              1994 versus
                                 1994          1993            1993
OPERATING RESULTS

Net Revenues(1)                 $192.0        $149.9              28%

Provision for Losses            $ 22.3        $ 13.5              64%

Operating Expenses              $108.4        $ 81.7              33%

Net Income
  Before Extraordinary Item     $ 50.7        $ 34.6              46%
  After Extraordinary Item      $ 50.7        $ 33.3              52%

Earnings Per Common Share(2)
  Before Extraordinary Item     $ 1.23        $ 0.90              37%
  After Extraordinary Item      $ 1.23        $ 0.87              41%

       Average Shares             41.0          38.2               7%

Return on Equity                 27.49%        28.30%             (3%)

Managed Net Interest Margin       7.15%         7.73%             (7%)

(1)  Excludes $18.4 million gain on sale of credit card relationships.
(2) 1993 per share amounts have been adjusted to reflect the three-for-two stock split effective October 15, 1993.

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

                     ADVANTA AND SUBSIDIARIES
                      FINANCIAL HIGHLIGHTS
          (Dollars in millions except per share data)
                                                                   % Change
                                                                  June 1994
                         June 30,     March 31,     June 30,       versus
                          1994          1994          1993        June 1993

FINANCIAL CONDITION

Gross Receivables
     - Owned             $1,330        $1,405        $1,181          13%
     - Managed           $5,933        $5,411        $4,118          44%

Total Assets
     - Owned             $2,192        $2,325        $2,050           7%
     - Managed           $6,795        $6,331        $4,987          36%

Deposits                 $1,041        $1,144        $1,242         (16%)

Stockholders' Equity     $  389        $  364        $  298          31%

Book Value Per
    Common Share(1)      $ 9.88        $ 9.32        $ 7.75          27%

Equity/Owned Assets       17.76%        15.67%        14.54%         22%

CREDIT QUALITY

Reserves as a % of
 Impaired Assets
   Owned Credit Cards     186.0%        185.9%        191.7%         (3%)
   Owned Mortgages         31.1%         30.9%         34.1%         (9%)
   Owned Receivables      103.1%        119.7%        155.8%        (34%)

Net Charge-off Rate
   Managed Credit Cards     2.7%          2.7%          4.0%        (32%)
   Managed Mortgages(2)     1.8%          1.7%          1.0%         80%
   Managed Receivables      2.5%          2.5%          3.2%        (21%)

30+ Day Delinquency Rate
   Managed Credit Cards     2.0%          2.3%          2.9%        (31%)
   Managed Mortgages        5.6%          5.9%          7.0%        (19%)
   Managed Receivables      2.9%          3.3%          4.2%        (31%)

(1) 1993 per share amounts reflect the three-for-two stock split effective October 15, 1993.
(2) Restated for June 1993 to exclude interest advances on serviced mortgage portfolio to be consistent with presentation of owned portfolio.